Exhibit 10.3
OPERATING AGREEMENT
THIS OPERATING AGREEMENT (this “Agreement”) is dated as of January 1, 2015 by and between Hardin Street Transportation LLC, a Delaware limited liability company (“HST”), and Marathon Pipe Line LLC, a Delaware limited liability company (“MPL”), each company being sometimes referred to as a “Party” or collectively as the “Parties”.
WITNESSETH:
WHEREAS, HST owns certain pipeline systems as shown on Exhibit “A” attached hereto and made a part hereof (collectively, the “Systems”) that are used for receiving, storing, transporting and delivering crude oil, indirect products and refined petroleum products; and
WHEREAS, HST desires that MPL provide the services identified herein for the operation of the Systems for HST; and
NOW, THEREFORE, for and in consideration of the premises and the mutual benefits, covenants and agreements herein contained, the Parties hereto have agreed and do hereby agree as follows:

1.     DEFINITIONS

1.1    Definitions. As used herein,

“Affiliates” means, as to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereof.

“Calendar Year” means a year beginning on the first day of January and ending on the thirty-first day of December.

“Damages” has the meaning set forth in Section 10.1.

“Dispute” means any controversy or claim, whether based in contract, tort or otherwise.

“DOT” means the U.S. Department of Transportation.

“Effective Date” has the meaning set forth in Section 2.2.

“Environmental Laws” means all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental authority relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any governmental authority and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any governmental authority. The term “Environmental Law” shall include, but not be limited to the following statutes as amended and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. §11011 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., and any state, county, or local statutes or regulations similar thereto.

“Environmental Liabilities” means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, prejudgment and post-judgment interest, attorney fees and other legal fees (i) pursuant to any agreement, order, notice, requirement, responsibility, or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim by a governmental authority or other person or entity for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute.

“Force Majeure” means acts of God, civil disturbances, interruptions by government or court orders, present and future valid orders, decisions or rulings of any government or regulatory entity having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure labor or inability to secure materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fire, storms, floods, washouts, inclement weather which necessitates extraordinary measures and expense to construct facilities and/or maintain operations, explosions, breakage or accident to machinery or lines of pipe, inability to obtain or delays in obtaining easements or rights-of-way, the making of repairs or alternations of pipelines or facilities, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming Force Majeure.

“Initial Term” has the meaning set forth in Section 2.2.

“Management Fee” has the meaning set forth in Section 4.2.

“MPL” has the meaning set forth in the preamble hereof.

“Operator” has the meaning set forth in Section 2.1.

“Organization Chart” has the meaning set forth in Section 8.2(a).

“HST” has the meaning set forth in the preamble hereof.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Person” means a natural person, corporation, partnership, limited liability company, joint stock company, trust, estate, joint venture, union, association or unincorporated organization, governmental authority or any form of business or professional entity.

“Reimbursable Charges” has the meaning set forth in Section 8.2.

“Renewal Term” has the meaning set forth in Section 2.2.

“Services” has the meaning set forth in Section 3.1.

“SCADA” means supervisory control and data acquisition.

“Systems” has the meaning set forth in the recitals hereof.

“Term” has the meaning set forth in Section 2.2.

2.     APPOINTMENT AND TERM

2.1     Appointment. MPL is hereby engaged as the provider of operational and accounting expertise (“Operator”) for the Systems, subject to the terms and conditions of this Agreement.

2.2     Term. This Agreement shall commence on January 1, 2015 (the “Effective Date”). This Agreement shall be binding upon the Parties under the same conditions and provisions for a time period commencing on the Effective Date and continuing through December 31, 2015 (the “Initial Term”); and this Agreement shall automatically extend from year to year thereafter (each a “Renewal Term”) unless either Party provides the other Party with written notice of its intent to terminate this Agreement at least six (6) months prior to the end of the Initial Term or any Renewal Term. The Initial Term and Renewal Term, if any, shall be referred to in this Agreement as the “Term”.

3.     AGREEMENT OF OPERATOR TO OPERATE

3.1     Agreement of Operator to Operate the Systems. Operator shall provide the personnel and support services necessary for the routine or normal operation of the Systems, including without limitation, the operation and maintenance of the Systems and for the repair, modification, activation, and deactivation involved with the routine or normal operation and maintenance of all or parts of the Systems as they may be modified, improved or operated, and shall also include activities performed by Operator to comply with Environmental Laws (collectively and individually referred to throughout this Agreement as the “Services”). Without limiting the generality of the foregoing, Operator shall:

(a)perform operational activities as may be required to receive, transport, deliver and otherwise handle products including the delivery of crude oil, indirect products and refined petroleum products to other transportation mechanisms;

(b)purchase or cause to be purchased, for and in the name of HST (or Operator for the benefit of HST), necessary materials, supplies and services (including fuel and power) and incur such expenses and enter into such commitments as necessary in connection with the proper operation of the Systems; provided, however, no single purchase or commitment for an amount in excess of Fifty Thousand Dollars ($50,000.00) shall be made unless such was previously included in an approved budget or has been previously approved by HST;

(c)promptly pay and discharge, for and in the name of HST (or Operator for the benefit of HST), all expenses, costs and liabilities incurred in operation, replacement, improvement or modification of the Systems;

(d)periodically inspect the Systems for damage or other conditions which could affect the safe, efficient and economical operation of the Systems as required by laws, regulations, permit conditions, right of way agreements or good operational practices, and perform or cause to be performed such repairs to the Systems as may be required;

(e)act as agent for HST in contacts with government agencies relating to the physical operation and maintenance of the Systems, where required by laws, regulations, permit conditions, or agreements;

(f)prepare and maintain operating manuals, emergency response plans, and training programs satisfying applicable laws, rules, regulations, and other requirements of governmental authorities together with such other operating procedures or manuals as operation of the Systems may require;

(g)manage the scheduling and custody transfer of crude oil, indirect products and refined petroleum products into the Systems from the various delivery facilities and of crude oil, indirect products and refined petroleum products out of the Systems to other transportation means;

(h)file, store and maintain all as-built drawings or descriptions of the Systems, construction and maintenance records, inspection and testing records, operating procedures and manuals, custody transfer documents, and such other records as may be required by applicable laws, rules and regulations of governmental authorities or as may be requested by HST;

(i)provide budgeting and accounting functions for HST, prepare and distribute monthly, quarterly and annual financial reports, prepare and distribute expense and capital expenditure budgets, and such other accounting matters required by governmental agencies or as requested by HST for the operation of the Systems;

(j)manage the environmental compliance of the Systems by obtaining all necessary permits to operate the Systems on behalf of HST, by managing and disposing of all wastes generated from the Systems, and by managing remediation projects, and by implementing health, environment and safety management programs that include appropriate auditing and similar techniques, all in accordance with applicable federal and state laws and regulations;

(k)promptly pay and discharge, for and in the name of HST (or Operator for the benefit of HST), all expenses, costs and liabilities incurred in performing activities on behalf of the Systems, including without limitation, payment of taxes, fees and related items;

(l)negotiate agreements and perform any and all activities which are necessary and required to operate and maintain the Systems;

(m)promptly respond to and remediate all releases or spills emanating from the Systems, and ensure that all applicable Environmental Laws are complied with in responding to and remediating such releases or spills;

(n)conduct periodic inspections of the Systems in accordance with industry standards and Environmental Laws and other applicable laws and regulations;

(o)provide community awareness, governmental affairs and public relations services as they relate to the operation of the Systems;

(p)provide legal support on issues of relevance to HST including appropriate reporting of such activities;

(q)provide surveillance and operation of the Systems via a SCADA system;

(r)monitor and maintain cathodic protection systems in accordance with DOT regulations;

(s)maintain such records, reports and other documents in connection with performing the Services hereunder as are required by DOT regulations;

(t)aerially patrol the Systems’ facilities in accordance with DOT regulations;

(u)perform vegetation control for the Systems; and

(v)remotely operate the Systems’ facilities and monitor pipeline activity for line integrity (such remote operation activities include, but are not limited to, monitoring pump unit protection and control, pressure control, valve control, net metering, tank level changes, and periodic over and short calculations).

Except with respect to Services provided pursuant to Sections 3.1 (a), (d), (j), (m), (n), (q), (r), (t) and (u) above, or absent a written agreement of the Parties to the contrary, the Parties agree that the Services are performed in Ohio and are received by HST at HST’s headquarters. Subject to the terms of this Agreement, Operator shall perform the Services hereunder with the same degree of diligence and care that it would exercise if operating its own property, and in accordance with all valid and applicable laws, rules and regulations of the appropriate governmental authorities.

3.2     No Liens. Operator shall protect and defend the Systems and related rights-of-way from the existence of mechanic’s, materialmen’s and similar claims and liens arising from any action caused by Operator or any of its subcontractors and shall indemnify and hold harmless HST from all loss, cost and expense arising from any such claims and liens.

4.     EMPLOYMENT OF PERSONNEL; MANAGEMENT FEE

4.1     Personnel. Operator, or one of its Affiliates (other than HST), shall employ or contract for such personnel as may be required by Operator to perform the Services. All such personnel, whether full or part-time, who are assigned to the Systems shall at all times remain employees of Operator, or its Affiliates, and shall be subject to their respective employer’s employee benefit plans and policies. Operator shall employ reasonable efforts to maintain the number of personnel performing Services for HST at the optimum level and to keep them organized in a manner which will afford cost effective and efficient day-to-day operation of the Systems.

4.2     Management Fee. Operator shall be paid a management fee (the “Management Fee”) in the amount of $12,177,200.00 per year in twelve (12) equal monthly installments starting as of the Effective Date and payable by the first day of the month for each succeeding month thereafter. Such Management Fee shall be in addition to any Reimbursable Charges contained in Section 8.2 and shall compensate Operator for the Services performed for HST by Operator.

4.3     Adjustment of Management Fee. Effective January 1, 2015 and annually thereafter, the Management Fee shall be adjusted by the same percentage that the annual “Average Hourly Earnings of Production Workers” reported in the North American Industry Classification System, Section 486, as published by the U.S. Department of Labor, Bureau of Labor Statistics, changed during the preceding Calendar Year; provided, however, that in no event shall the Management Fee ever be adjusted to less than $12,177,200.00 per year. Should the scope of the Services performed by Operator significantly change during the Term, either Party may immediately notify the other Party, at which time the Parties will enter into good faith negotiations for a period of thirty (30) days to examine the change in scope of the Services and adjust the Management Fee accordingly. In the event the Parties, following such good faith negotiations, fail to agree on an appropriate adjustment to the Management Fee, either Party may terminate this Agreement without liability to the other Party.

4.4     Non-Operator Personnel. For the purpose of providing the Services, Operator may utilize its common law employees, the services of leased employees or third party contractors or Affiliates. If Operator uses third party contractors or Affiliates to provide such Services, Operator will insure that the same are qualified to perform the Services in accordance with Operator’s standards and that they coordinate all of their activities with Operator and keep Operator fully informed of their plans and activities sufficiently in advance for Operator to perform its obligations under this Agreement.

4.5     Liability for Compensation, Benefits, Severance and Taxes. HST shall only be responsible for payment of Operator’s fees and expenses as set out in this Agreement. Operator shall ensure that all such personnel expenses incurred in connection with the personnel referred to in this Section 4 are paid, including compensation, salary, wages, overhead and administrative expenses incurred by Operator and its Affiliates and if applicable, social security, taxes, workers compensation insurance, benefits and other such expenses. Operator shall indemnify and save harmless HST from all claims or liability for wages, salary, taxes or benefits in respect of Operator’s personnel.

5.     BUDGETS AND FORECAST OF REVENUE

5.1     Operating Budget and Capital Budget. In order to inform HST as to the operating and capital expenditures contemplated for a forthcoming Calendar Year, to obtain HST’s approval in respect thereof and to provide the authority to Operator to make certain extraordinary expenditures, an expense budget, a capital budget and a forecasted statement of income and cash flow shall be prepared annually for the Systems in consultation with HST and presented to HST for approval and utilized in accordance with the following:

(a)Preparation of Budgets and Presentation to HST. Operator shall prepare and submit to HST for review and approval, each Calendar Year in accordance with HST’s budget and forecast timing requirements, an expense budget, a capital budget and a forecasted statement of income and cash flow, all to include the current and two (2) additional year forecasts. Such budgets shall set forth (i) the sums projected to be expended during the current Calendar Year, (ii) a proposed budget of the sums to be expended during the next Calendar Year, (iii) the sums it proposes to expend for such purposes during the next two Calendar Years following the budget year, and (iv) such other information as is reasonably requested by HST. It is understood between HST and Operator that Operator is preparing the budgets at the direction of HST and that the Budgets are based on the most current information available to Operator both from its own knowledge of the Systems and from that knowledge supplied to Operator by HST.

(b)Budget Amendments. Operator may propose amendments to any budget at any time by preparing a written budget amendment in a format similar to that described in Section 5.1(a) and by submitting it to HST. HST shall approve or deny any proposed amendments within thirty (30) days of submission to HST.

(c)Prior Budget in Effect. Until any new expense budget, capital budget, or amendment thereto is approved by HST, the prior budget shall remain in effect.

5.2     Emergency Expenditures. Operator shall be responsible for handling emergencies occurring with respect to the Systems. In cases of emergency, Operator may proceed with expenditures for required work when such is necessary in Operator’s good faith judgment to alleviate the emergency or to reduce or eliminate damage or danger to persons, property or the environment, without the necessity of submitting such proposed expenditures in advance for approval by HST. In such emergency cases, Operator shall be allowed to use, in its good faith discretion, any of its or its Affiliates’ operating or administrative personnel to take corrective action, including without limitation, the use of emergency response service assets of Operator or its Affiliates or their emergency contract agents. Costs associated with such occurrence shall be billed directly to HST and shall not be subject to any limitation set forth in Section 5 of this Agreement. In such event, Operator shall, as soon as practicable, by telephone notice or otherwise inform the person designated by HST of the existence or occurrence of the emergency, full particulars thereof, the corrective action being taken or proposed and the estimated cost, as known. Such notice shall be confirmed in writing, as soon as practicable.

Operator has established an emergency response plan which will be provided to HST. Operator shall comply with the plan terms and requirements in responding to one-call and emergency notifications received, and to emergency conditions indicated at Operator’s operations center.

6.     CASH DEFICIENCIES

If, at any time, Operator determines that HST’s cash generations are insufficient to cover cash expenditures, including but not limited to, activities associated with the operation of the Systems as defined in this Agreement and Operator expenses chargeable to HST, Operator will notify HST as soon as possible. HST shall advance to Operator on a timely basis, and in no event in more than ten (10) business days, monies in the aggregate sufficient to cover the costs incurred by Operator in the operation of the Systems. Nothing in this Section 6 is intended to authorize expenditures in excess of those authorized under this Agreement.

7.     ACCOUNTING

7.1     Records. Operator will prepare and preserve for and in the name of HST a complete set of operating, tax and investment records in accordance with generally accepted accounting principles; and, in addition, will keep and maintain for HST an accurate and complete set of books, records, and accounts which will reflect any and all financial transactions of HST. Such records shall be kept in a form and in a manner so as to be able to readily identify them as belonging to HST, to be accessed by HST and to allow them to be segregated from Operator’s records. Operator shall furnish all such information and reports as may be required for HST’s meetings and by any federal or state agency having appropriate jurisdiction. HST and its duly authorized representatives may, at its option and at its sole expense at all reasonable times, but not more often than once in any Calendar Year, audit the accounts of Operator for the operation of the Systems. Nothing herein shall limit HST’s ability to have full access to HST’s books, accounts, records and all other documents, in the possession or control of Operator, of whatever nature, whether prepared by Operator or otherwise, at all reasonable times.

Separate bank accounts will be maintained by HST or, by Operator if so directed by HST, in HST’s name, into which all revenues and receipts belonging to HST shall be deposited and from which all payments on behalf of HST shall be made. Operator shall have such authority as delegated by HST, from time to time, to manage the day to day cash receipts and disbursements through the bank accounts of HST and to invest surplus funds from time to time, all in accordance with guidelines approved by HST.

7.2    Periodic Reports and Statements. Operator will analyze operating costs for control purposes, prepare cash and movements forecasts, and will furnish monthly financial statements and such other reports, statistics, and statements relative to the operation of the Systems as HST may reasonably request or as may be required by its financial commitments now in existence or hereafter entered into. Operator will prepare and file or assist in the preparation and filing with the appropriate regulatory agencies, in the name of HST, all reports required by law in connection with the ownership and operation of the Systems as provided in Section 3.1.

8.     SCHEDULE OF CHARGES

8.1     Chargeable Items. The items set forth in this Section 8 are among the items properly chargeable to the account of HST in connection with the operation of the Systems and its facilities, subject to the limitations prescribed in this Section 8 and to the extent set forth in an approved budget pursuant to Section 5.

8.2     Reimbursable Charges. Costs for the following items (collectively,

“Reimbursable Charges”) shall be paid by Operator and reimbursed by HST:

(a)The salaries and wages (including incentive compensation) of Operator’s direct charge positions that provide direct charge services, as identified on the Organization Chart Exhibit “B” attached hereto and made a part hereof, for the actual hours worked by such personnel on behalf of HST.

(b)Operator’s allocated costs of employee benefits, employee insurance plans, unemployment compensation, medical plans, vacation, holiday, pension plans, thrift plans, and other similar indirect payroll costs applicable to the employees for that portion of their salaries and wages (including incentive compensation) which are chargeable to HST under Section 8.2(a).

(c)Actual travel and business expenses reasonably incurred for the benefit of HST.

(d)Insurance required and purchased pursuant to Section 10.3 or Section 10.4.

(e)Vehicles and equipment which directly support operation of the Systems will be charged at Operator’s standard unit or day rate.

(f)Any other documented costs, expenses, or liabilities incurred for the necessary and proper operation of the Systems.

9.     MATERIAL PURCHASE AND DISPOSAL

Operator will exercise control over all requisitions and purchases originated by Operator on behalf of HST, subject to HST’s approval of the expense and capital budgets as set forth in Section 5 of this Agreement. Operator will approve all requisitions for materials and will initiate, verify, and conclude all purchase orders for any and all supplies, material, and equipment deemed by Operator to be necessary for the operation of the Systems all in accordance with the approved expense or capital budget pursuant to Section 5. Operator is authorized to offer for sale on behalf of HST from time to time to the general public worn out, defective, replaced, or idle materials, tools, facilities or equipment of HST provided that Operator’s estimate of the fair market value of each such item does not exceed One Hundred Thousand Dollars ($100,000.00). Any hazardous materials or wastes removed from such equipment must be managed in compliance with all applicable Environmental Laws.

10.     INDEMNIFICATION, INSURANCE, AND CLAIMS

10.1     As used in this section, the term “Damages” means any and all (i) obligations; (ii) liabilities; (iii) compensatory and punitive damages (including, but not limited to, damages for injury to or death of persons and damages to or destruction or loss of property); (iv) costs, losses, liabilities, damages, and expenses in any way associated with contamination pursuant to any current, past, or future federal, state, or local laws, including, but not limited to, Environmental Laws, rules, permits, regulations, orders, or ordinances including, but not limited to, the Oil Pollution Act of 1990 (33 U.S.C.A. Section 2701 et seq.), the Comprehensive Environmental Response Compensation Liability Act (42 U.S.C.A. Section 9601 et seq.), and the Resource Conservation and Recovery Act as amended (42 U.S.C.A. Section 6901 et seq.); (v) fines and penalties; (vi) losses; (vii) actions; (viii) suits; (ix) claims; (x) judgments, orders, directives, injunctions, decrees or awards of any federal, state, or local court or administrative or governmental authority, bureau or agency; and (xi) costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred in the defense of any of the foregoing.

10.2    (A) HST HEREBY AGREES TO RELEASE, INDEMNIFY, HOLD HARMLESS AND DEFEND OPERATOR, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, BOARD OF MANAGERS, SHAREHOLDERS, DIRECTORS, MEMBERS, EMPLOYEES, CONTRACTORS, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL DAMAGES ARISING OUT OF, IN ANY WAY RELATING TO, OR IN ANY DEGREE CAUSED BY THE OPERATION OF THE SYSTEMS INCLUDING THOSE ALLEGED TO RESULT FROM THE NEGLIGENCE OF OPERATOR, EXCEPT FOR OPERATOR’S CONDUCT AMOUNTING TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND WHETHER OCCURRING AS THE SOLE OR A CONCURRENT CAUSE OF AN ACT OR EVENT GIVING RISE TO AN INDEMNITY OBLIGATION HEREUNDER

(B) OPERATOR HEREBY AGREES TO RELEASE, INDEMNIFY, HOLD HARMLESS AND DEFEND HST, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, BOARD OF MANAGERS, SHAREHOLDERS, DIRECTORS, MEMBERS, EMPLOYEES, CONTRACTORS, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL DAMAGES ARISING OUT OF, IN ANY WAY RELATING TO, OR IN ANY DEGREE CAUSED BY, OPERATOR’S CONDUCT AMOUNTING TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND WHETHER OCCURRING AS THE SOLE OR A CONCURRENT CAUSE OF AN ACT OR EVENT GIVING RISE TO AN INDEMNITY OBLIGATION HEREUNDER.

10.3    Operator shall maintain, at HST’s expense, workers’ compensation insurance, employer’s liability insurance and all other insurance required by the applicable state and federal laws. Should any state in which Operator’s (or Operator’s Affiliates’) employees perform work hereunder permit self-insurance regarding workers’ compensation, including employer’s liability, Operator (or Operator’s Affiliates) may self-insure against any such losses and bill to HST only actual costs incurred in administering such program. Upon request of HST, Operator will provide reasonable evidence of self-insurance. Claims incurred by Operator (or Operator’s Affiliates) in excess of the statutory limit on employer’s liability insurance shall be settled by Operator, at the expense of HST, subject to the provisions of Section 10.7.

10.4    Operator shall obtain, in the name and at the expense of HST, such additional insurance as HST may direct.

10.5    Operator shall require all contractors and subcontractors to indemnify, defend, and hold harmless HST to the same extent and degree of protection as Operator is able to negotiate for itself. Operator shall further require all such contractors and subcontractors to include insurance coverage for HST to the same extent that Operator is covered by any such insurance provided by the contractor or the subcontractor.

10.6    Contractors and subcontractors to Operator shall not ordinarily be required to provide performance bonds; however, Operator may require a performance bond if it deems it necessary and desirable under particular circumstances, the cost of which, if paid by Operator, shall be reimbursed by HST.

10.7    In the event that either Party receives written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to Section 10.2(A) or 10.2(B), and such Party intends to seek indemnity from the other Party pursuant to this Section 10.7, such Party shall provide the other Party with written notice of such intent, within sixty (60) days of the receipt by the Party seeking indemnification of notice of such action, proceeding, claim, penalty or assessment, and such other Party shall be entitled to participate in or, at such other Party’s option, assume control of the defense, appeal, settlement or remedial activities of such action, proceeding, claim, penalty or assessment with respect to which such indemnity has been invoked, and the Party that requested indemnification will fully cooperate with the other Party in connection therewith. No Party shall settle or compromise any such action, proceeding, claim, penalty or assessment with respect to which indemnification has been sought without the other Party’s prior written consent, which consent shall not be unreasonably withheld.

10.8    The terms and conditions of Sections 10.1 and 10.2 shall survive any termination of this Agreement or the dismantlement, removal, abandonment of, or discontinuance of service of the Systems.

11.     TAXES

Operator will pay, in the name of HST, with HST funds, prior to the delinquent date thereof unless otherwise directed, all ad valorem taxes, federal, state and local income taxes, franchise taxes, sales and use taxes, property and any other taxes arising out of the ownership and operation of the Systems, other than income, franchise and similar taxes on Operator for which Operator shall be responsible to pay for its own account. Operator will prepare and file HST’s income tax returns, including all federal, state and local income tax returns.

12.     LAW GOVERNING

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.

13.     FORCE MAJEURE

13.1    Effect of Force Majeure. (a) In the event that either HST or Operator is rendered unable, by reason of an event of Force Majeure, to perform, wholly or in part, any obligation under this Agreement, then upon such Party’s giving notice and full particulars of such event as soon as practicable after the occurrence thereof, the obligations of both Parties, to the extent they are affected by such event of Force Majeure, except for unpaid financial obligations arising prior to such event of Force Majeure and except for Operator’s obligation to take steps to deal with any emergency in the Systems, shall be suspended to the extent and for the period of such Force Majeure condition.

(b)Non-Force Majeure Situations. Neither HST nor Operator shall be entitled to the benefit of the provisions of Section 13.1(a) of this Agreement under the following circumstances:

(i)to the extent that the failure was caused by the Party claiming suspension having failed to remedy the condition by taking all reasonable acts, short of litigation, if such remedy requires litigation, and having failed to resume performance of such commitments or obligations with reasonable dispatch, provided, however, that neither Party shall be required to settle a labor dispute against its own better judgment;

(ii)if the failure was caused by failure of the Party claiming suspension to request or pay necessary funds in a timely manner, or with respect to the payment of any amounts then due hereunder; or

(iii)to the extent that the failure was caused or contributed to by gross negligence or willful misconduct of the Party claiming suspension.

(c)Resumption of Normal Performance. Should there be an event of Force Majeure affecting performance hereunder, the Parties shall cooperate, other than financially, to take all reasonable steps to remedy such event with all reasonable dispatch to insure resumption of normal performance.

(d)Suspension. In the event that, by reason of Force Majeure, the Systems, or any individual pipeline, are shut down or unable to operate for any continuous period of sixty (60) days, or (ii) Operator is unable to resume its obligations described in this Agreement for any continuous period of thirty (30) days such that it materially affects the ongoing economic operation of the Systems or this Agreement, then HST, on thirty (30) days written notice to the Operator may elect to suspend this Agreement, unless within such thirty (30) day notice period such event of Force Majeure is relieved and all operations which had been shut down by such Force Majeure shall have been recommenced. If this Agreement is suspended, all fees and charges will be reduced by an amount that is appropriate under the facts and circumstances of the nature and duration of the period of such suspension. Operator will be entitled to reimbursement for severance costs of direct charge position employees terminated as a result of the suspension of Operator’s operations to the extent Force Majeure is claimed by HST.

13.2    Term. Nothing in Section 13.1 shall have the effect of extending any Term of this

Agreement.

14.     EXAMINATION OF RECORDS

HST may, at all reasonable times, examine the books, accounts and records of HST in the possession or control of Operator, in accordance with Section 7.1 hereof. The cost of such examination shall be borne by HST and Operator shall cooperate with and give access to the representatives of HST at all reasonable times.

15.     TERMINATION OF OPERATIONS

15.1    Termination Costs. If HST decides to terminate the operation of the Systems, or to sell or lease the Systems to a third party, other provisions of this Agreement to the contrary notwithstanding, Operator may be removed as Operator upon HST giving not less than ninety (90) days advance written notice to Operator. Subject to Section 15.2 below, in the event Operator is removed as aforesaid, all costs and expenses incurred by Operator, including severance costs of direct charge position employees terminated, to effectuate such termination and not otherwise reimbursed under Section 8 of this Agreement, shall be reimbursed by HST.

15.2    Removal of Operator. Operator may be removed by HST and this Agreement shall be terminated if:

(a)Operator shall neglect or fail to perform any or all of its material obligations under this Agreement and after thirty (30) days written notice of such default fails to rectify the same; or

(b)Operator becomes bankrupt or insolvent, commits or suffers any act of bankruptcy or insolvency, is placed in receivership, seeks debt or relief protection under any applicable legislation and such is not rectified within thirty (30) days of such event; or

(c)Operator assigns or purports to assign its general powers and responsibility of supervision and management as Operator hereunder without the prior written consent of HST.

If Operator is terminated under Section 15.2, Operator shall only be entitled to its Reimbursable Charges due or incurred to the date of termination.

15.3    Resignation by Operator. Operator may resign as Operator and this Agreement shall be terminated if:

(a)HST shall neglect or fail to perform any or all of its material obligations under this Agreement and after thirty (30) days written notice of such default fails to rectify the same; or

(b)HST becomes bankrupt or insolvent, commits or suffers any act of bankruptcy or insolvency, is placed in receivership, seeks debt or relief protection under any applicable legislation and such is not rectified within thirty (30) days from such event; or

(c)If HST decides to terminate the operation of the Systems.

If Operator resigns under Section 15.3, then Operator shall be entitled to receive Reimbursable Charges due or incurred to the date of termination, and reimbursement of all costs and expenses incurred by Operator, including severance costs of direct charge position employees terminated as a result of the resignation, not otherwise reimbursed under Section 8 of this Agreement.

15.4     Nonapplicability. For greater certainty, it is understood and agreed that Sections 15.1 to 15.3 do not apply where this Agreement is terminated and Operator ceases to be Operator as a result of the termination of this Agreement pursuant to Section 2.2; in which case

Operator shall be paid the Reimbursable Charges only up to the date of termination of this Agreement.

16.     MISCELLANEOUS

16.1    Entirety of Agreement. This Agreement constitutes the entirety of the agreement between the Parties with respect to operation, maintenance, direction and management of the Systems from and after the Effective Date.

16.2    Captions or Headings. The headings appearing at the beginning of each section and at the beginning of various subsections are all inserted and included solely for convenience and shall never be considered or given any effect in construing this Agreement or any provisions hereof or liabilities of the respective Parties or in ascertaining intent, if any question of intent should arise.

16.3    Assignability. The rights, duties and privileges under this Agreement shall not be assigned by either Party without the prior written consent of the other Party, provided, however, Operator may, without obtaining HST’s consent (a) engage contract personnel and personnel employed by its Affiliates to perform the Services contemplated under this Agreement, or (b) assign this Agreement to one of its Affiliates.

16.4    Notices. All notices, claims, certificates, requests, demands and other communications hereunder must be in writing and will be deemed to have been duly given if delivered by hand, telex, telecopy or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

(a)If to Operator:

Marathon Pipe Line LLC
539 South Main Street
Findlay, OH 45840
Attention: President
Facsimile No.: (419) 421-3125

(b)If to HST:

Hardin Street Transportation LLC
200 East Hardin Street
Findlay, OH 45840
Attention: President
Facsimile No.: (419) 421-3125

16.5    Confidentiality. Each Party acknowledges that it may receive information from or regarding the other Party in the nature of trade secrets or that otherwise is confidential. Except as permitted herein, each Party agrees not to disclose to any third party (including any Affiliates of such Party other than those Affiliates required by a Party to carry out such Party’s obligations hereunder and then only to the extent necessary) or to use except in furtherance of the purposes and objectives of this Agreement, any information it receives from or about the other Party that, if such information is in written form and is clearly designated as being confidential at the time of receipt, or, if such information is not in written form, is specifically designated as being confidential in a written notice received within thirty (30) days after the receipt of such information. Notwithstanding the foregoing, “confidential information” shall include customer-specific prices, cost or pricing formulas, descriptions of customer negotiations, or marketing and strategic plans of any other Party, other cost information, shipper information (including volumes and grade), contract terms (including the terms and provisions and existence of this Agreement), price information, and strategic or marketing methods or plans. All information not so designated or classified or not of the type described in the immediately preceding sentence, shall be deemed not to be confidential. Without the consent of the other Party, each Party agrees not to disclose to any third party (including such Party’s Affiliates other than those Affiliates required by a Party to carry out such Party’s obligations hereunder and then only to the extent necessary), other than in furtherance of the purposes and objectives of this Agreement, any such confidential information, except for disclosure (a) compelled by law (but the disclosing Party must notify the other Party promptly of any request for such information before disclosing it, if practicable), (b) to advisors, consultants or representatives of the applicable Party (provided that such persons agree in writing to maintain the confidentiality of such information), (c) of information that is or becomes available to the publicly generally (except through the breach of the provisions of this Agreement), or (d) of information a Party has also received from a source independent of the other Party and the receiving Party reasonably believes obtained that information without breach of any obligation of confidentiality. With respect to other information that is not specifically designated as being confidential or which otherwise pursuant to the terms hereof is confidential, it is the intent of the Parties that each Party should treat all such information regarding the other Party according to the same standard applied by such Party to similar information pertaining to its own business.

16.6    Waiver. No waiver by any Party of any default by any other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or: in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of any Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Agreement by one Party shall constitute a waiver of such right by the other Party except as may otherwise be required by law with respect to persons not Parties hereto. The failure of one Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

16.7    Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in applicable laws or interpretations thereof or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by law.

16.8    Conflicts. In the event there is any conflict between this Agreement and any schedule or subsequent agreement referred to herein, the provisions hereof shall be deemed controlling unless expressly provided to the contrary in the schedule or subsequent agreement.

IN TESTIMONY WHEREOF, this Agreement may be executed in counterparts, each of which shall be considered an original and effective as of the date first above written.

HARDIN STREET TRANSPORTATION LLC    MARATHON PIPE LINE LLC

By:     /s/ Craig O. Pierson    ____________    By:     /s/ Shawn M. Lyon    ____________

Name:     Craig O. Pierson                Name:     Shawn M. Lyon    ___

Title:     President                    Title:     Vice President

Exhibit A

Pipeline Systems

Bellevue 4” Products
Campbell Branch – Vina 6” Crude
Columbus Locals
Detroit LPG – Woodhaven #1-4” LPG
Detroit LPG – Woodhaven #2-4” LPG
High Island – Texas City 14” Crude
Lima - Canton 12”-16” Crude
Lima Pump Out
Princeton – Robinson 4” LPG
Princeton to Robinson 8”-6” Products
RIO 8” Products
St. James - Garyville 30” Crude
Toledo – Steubenville 6”-4” Products
Woodhaven Buckeye – Woodhaven 8” LPG

Canton Crude Truck Unload
Campbell Branch Truck Unload & Tankage

Bellevue Tankage
Findlay Tank Farm
Griffith Terminal
Heath Tank Farm
Lima Tank Farm
Martinsville Terminal (Tanks 1210, 1235, 1279, 1280, 1283)
Pasadena Terminal
Stockbridge Tank 681
Wood River Products Tank #627
Zachary Terminal

** Separate agreement is in place for the Louisville-Lexington 8” Products system.

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